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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K


                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

                               October 13, 1999
                  -----------------------------------------
              Date of Report (date of earliest event reported)


                       International Network Services
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           (Exact name of Registrant as specified in its charter)


      Delaware                         000-21131                  77-0289509
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(State or other jurisdiction of  (Commission File Number)   (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                            1213 Innsbruck Drive
                        Sunnyvale, California  94089
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                  (Address of principal executive offices)


      Registrant's telephone number, including area code:  (650) 318-1100

                                      N/A
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         (Former name or former address, if changed since last report)

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ITEM 5.   OTHER EVENTS

     On October 13, 1999, International Network Services (INS) (Nasdaq: INSS), a global provider of network consulting and software solutions, announced record revenue and earnings per share for the company's first fiscal quarter ended September 30, 1999.

     Total revenue for the first quarter was a record $100.0 million, a 55% increase from revenue of $64.4 million for the same period a year ago. Net income for the quarter was $10.9 million, an 85% increase from net income of $5.9 million a year ago. Fully diluted earnings per share for the quarter were $0.17, a 70% increase from earnings per share of $0.10 a year ago.

     The results mark INS' last full quarter as a public company. On August 10, 1999 Lucent Technologies Inc. (NYSE: LU) announced it had signed a definitive agreement to merge with INS. Under terms of the agreement, each share of INS will be converted into 0.8473 shares of Lucent common stock. The INS stockholder special meeting is scheduled to be held on October 15, 1999.

     Total software revenue recorded during the quarter was $14.2 million, a 116% increase over the prior year.
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                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    International Network Services

Dated: October 14, 1999              By:    /s/ John Drew
                                       ---------------------------------
                                       John Drew
                                       Chief Executive Officer and
                                        President